EXHIBIT 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 23, Selected Financial Data for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period

=    Earnings Per Share

	December 31,
	2008	2007	2006	2005	2004
Net Income	$2,205,511	$2,035,962	$2,143,824	$2,262,265	$2,637,325
Weighted Average
Shares Outstanding	1,589,411	1,589,411	1,589,411	1,589,411	1,589,411
Per Share Amount	$1.39	$1.28	$1.35	$1.42	$1.66

(Calculation)

Cash dividends/ Shares issued

=    Cash dividends declared per share

	December 31,
	2008	2007	2006	2005	2004
Cash dividends	$1,173,201	$1,161,616	$1,161,616	$1,161,616	$1,161,616
Shares issued	1,589,411	1,589,411	1,589,411	1,589,411	1,589,411
Per Share Amount	$.74	$.73	$.73	$.73	$.73

(Calculation)

Stockholders’ Equity/ Shares issued

=    Book Value per share

	December 31,
	2008	2007	2006	2005	2004
Stockholders’ Equity	$28,736,558	$25,214,599	$25,276,954	$23,958,629	$23,953,036
Shares issued	1,589,411	1,589,411	1,589,411	1,589,411	1,589,411
Per Share Amount	$18.08	$17.12	$15.90	$15.07	$15.07

(Calculation)

Net Income / Total average assets

=    Return on Average Assets

	(In thousands)

	December 31,
	2008	2007	2006	2005	2004
Net Income	$2,206	$2,036	$2,144	$2,262	$2,637
Total Average Assets	$258,275	$253,930	$262,946	$270,500	$284,930
Return on Average Assets	.85%	.80%	.82%	.84%	.93%

(Calculation)

Net Income / Average stockholders’ equity

=    Return on Average Equity

	(In thousands)

	December 31,
	2008	2007	2006	2005	2004
Net Income	$2,206	$2,036	$2,144	$2,262	$2,637
Total Average Stockholders’ Equity	$27,295	$26,223	$25,416	$24,409	$23,092
Return on Average Equity	8.08%	7.76%	8.44%	9.27%	11.42%

(Calculation)

Average Equity / Average stockholders’ equity

=    Average Equity to Average Assets

	(In thousands)

	December 31,
	2008	2007	2006	2005	2004
Total Average Stockholders’ Equity	$27,295	$26,223	$25,416	$24,409	$23,092
Total Average Assets	$258,275	$253,930	$262,946	$270,500	$284,930
Average Equity to Average Assets	10.57%	10.33%	9.67%	9.02%	8.10%

(Calculation)

Cash dividends per share / Net income per share

=    Dividend Payout Ratio

	December 31,
	2008	2007	2006	2005	2004
Cash dividends
per share	$.74	$.73	$.73	$.73	$.73
Net income per share	$1.39	$1.28	$1.35	$1.42	$1.66
Dividend Payout Ratio	53.24%	57.03%	54.07%	51.41%	43.98%

(Calculation)

Loans/ Total deposits

=    Loan to Deposit Ratio

	December 31,
	2008	2007	2006	2005	2004
Loans	$124,634,785	$121,739,193	$120,709,320	$135,214,258	$154,331,037
Total deposits	$206,385,267	$203,126,831	$210,408,415	$218,817,301	$236,171,007
Loan to Deposit Ratio	60.39%	59.93%	57.37%	61.79%	65.35%